                                                                    Exhibit 99.1

                                    Footnotes

(1)  This Statement on Form 4 is filed jointly by (i) Virgin Entertainment
     Investment Holdings Limited ("VEIHL"), (ii) Corvina Holdings Limited
     ("Corvina"), (iii) Gamay Holdings Limited ("Gamay"), (iv) Virgin Group
     Holdings Limited ("VGHL"), (v) Sir Richard Branson, (vi) Cougar Investments
     Limited ("Cougar"), (vii) Plough Investments Limited ("Plough"), (viii)
     Deutsche Bank Trustee Services (Guernsey) Limited ("DBTSGL"), solely in its capacity as trustee on behalf of The Virgo Trust, The Libra Trust, The
     Jupiter Trust, The Mars Trust, The Venus Trust, The Leo Trust and The
     Gemini Trust (such trusts collectively referred to as the "DB Trusts"), and
     (ix) RBC Trustees (C.I.) Limited ("RBC"), solely in its capacity as trustee on behalf of The Aquarius Trust, The Aries Trust, The Capricorn Trust, The
     Pisces Trust and The Saturn Trust (such trusts collectively referred to as the "RBC Trusts"). VEIHL is a wholly-owned subsidiary of Corvina. Corvina is held as to approximately 87% by VGHL. The remaining 13% of Corvina is owned jointly by Gamay and certain senior executives of the Virgin Group.
     Gamay is a wholly owned subsidiary of VGHL. VGHL is jointly owned by Sir
     Richard Branson, Cougar, Plough, the DB Trusts and the RBC Trusts. The
     principal beneficiaries of the DB Trusts and the RBC Trusts are Sir Richard
     Branson and/or certain members of his family.

(2)  On June 5, 2007, VEIHL entered into a prepaid variable forward arrangement
     (the "Prepaid Variable Forward Arrangement") with an unaffiliated third party with respect to 12,847,860 shares of Common Stock, par value $0.01 per share ("Common Stock"), of Virgin Media Inc. Solely for purposes of reporting under Section 16 of the Securities Exchange Act of 1934, the
     Prepaid Variable Forward Arrangement is reflected herein as if call and put options had been, respectively, written and purchased. VEIHL received a prepayment of $224,872,294 (the "Prepayment Amount") under the terms of the
     Prepaid Variable Forward Arrangement. On the valuation date of the arrangement (the "Valuation Date"), which was initially established as June
     5, 2009, VEIHL was obligated to deliver an amount of cash (or, at VEIHL's election, a number of shares of Common Stock) that is determined based upon the volume weighted average price per share of the Common Stock on 20 trading days from and including the date falling 19 trading days prior to the Valuation Date through and including the Valuation Date (the
     "Settlement Price"). The payment obligations had a floor price of approximately $19.68 (the "Floor Price") and had an initial cap price of approximately $31.98, subject to adjustment with respect to dividend payments on the shares (the "Cap Price"). The default method of settlement under the Prepaid Variable Forward Arrangement was cash settlement. If the
     Settlement Price was greater than the Cap Price, VEIHL was obligated to deliver either (i) cash in the amount of the sum of (A) the Prepayment
     Amount plus (B) the product of (1) the difference between the Settlement
     Price and the Cap Price multiplied by (2) the number of shares of Common
     Stock underlying the Prepaid Variable Forward Arrangement or (ii) a number of shares of Common Stock equal to the Prepayment Amount divided by the Cap
     Price. If the Settlement Price was less than or equal to the Cap Price, but more than or equal to the Floor Price, VEIHL was obligated to deliver either (i) cash in the amount of the Prepayment Amount or (ii) a number of shares of Common Stock equal to the Prepayment Amount divided by the
     Settlement Price. If the Settlement Price was less than the Floor Price,
     VEIHL was obligated to deliver either (i) cash in the amount of the
     Settlement Price multiplied by the number of shares of Common Stock underlying the Prepaid Variable Forward Arrangement or (ii) the number of shares of Common Stock underlying the Prepaid Variable Forward Arrangement.
     VEIHL pledged 12,847,860 shares of Common Stock (the "Pledged Shares") to secure its obligations under the Prepaid Variable Forward Arrangement.
     VEIHL continued to receive the benefit of ordinary dividends on the Pledged
     Shares during the term of the pledge and had the right to the return of the
     Pledged Shares on 20 days' notice for voting or any other purpose. On
     December 12, 2008, the parties amended the Prepaid Variable Forward
     Arrangement to change the Valuation Date to May 13, 2009. At the time of such amendment, the Cap Price had been adjusted to approximately $30.96 based upon the dividend adjustment provisions of the Prepaid Variable
     Forward Arrangement. On May 14, 2009, VEIHL settled the Prepaid Variable
     Forward Arrangement by delivering all 12,847,860 shares of Common Stock underlying the Prepaid Variable Forward Arrangement and which became deliverable as of the Valuation Date. VEIHL has no further obligations with respect to the Prepaid Variable Forward Arrangement.

(3)  Each reporting person disclaims beneficial ownership of the shares of
     Common Stock reported herein except to the extent of its pecuniary interest therein and the inclusion of the shares of Common Stock in this report shall not be deemed an admission of beneficial ownership of all of the reported shares of Common Stock for purposes of Section 16 or any other purpose.